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                                                                     EXHIBIT 2.2


               AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION


     This Amendment dated November 21, 1997 amends that certain Agreement and Plan of Reorganization dated November 18, 1997 (the "Original Agreement") by and among Aspect Development, Inc., a Delaware corporation ("Aspect"), Hawaii Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Aspect ("Sub"), CADIS, Inc., a Delaware corporation ("Cadis") and solely for the purposes of set forth in Section 6.2(d) and Article IX hereof, Carl D. Carman, an individual.

                                 RECITALS
                                 --------

     WHEREAS, the parties have agreed to amend and restate Section 9.2(d) of the Original Agreement to clarify the parties intentions as expressed therein.

                                 AGREEMENT
                                 ---------

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and in the Original Agreement, the parties agree as follows:

     1. Section 6.2(f) of the Original Agreement is hereby amended to add the following proviso at the end of such paragraph (f):

     "...;provided, however, that the total amount for which any Holder shall be
          -----------------
     liable under this Section 6.2(f) shall not exceed the aggregate proceeds received by such Holder from the sale of Registrable Securities held by such Holder in such registration."

     2. Section 9.2(d) of the Original Agreement is hereby amended to read in its entirety as follows:

          "(d) The provisions of Section 9.2(b) and (c) above and Section 9.6 below shall not limit, in any manner, any remedy at law or in equity to which any member of the Aspect Group shall be entitled against Cadis or any stockholder of Cadis, respectively, as a result of willful fraud or intentional misrepresentation by Cadis or any of its representatives, or as a result of willful fraud or intentional misrepresentation by any such stockholder or any of its representatives, respectively; provided that, Aspect acknowledges and agrees that the liability of any representative or stockholder shall be several and not joint, and shall only apply to any such stockholder or

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     representative who engages or participates in the fraud or intentional misrepresentation."

     3. All defined terms used herein shall have the meaning set forth in the Original Agreement.

     4. Except as expressly set forth herein, all terms and conditions of the Original Agreement remain in full force and effect.



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IN WITNESS WHEREOF, Aspect, Sub and Cadis have caused this Amendment to the
Original Agreement to be signed by their respective officers thereunto duly authorized, and the Stockholder Representative has signed this Amendment, as of the date first written above.


ASPECT DEVELOPMENT, INC.                CADIS, INC.



By:_____________________________        By:______________________________
Its:____________________________        Its:_____________________________

HAWAII ACQUISITION CORPORATION

                                        _________________________________
                                        Carl D. Carman, Stockholder
By:_____________________________        Representative
Its:____________________________

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